Exhibit 99.1

News Release

CONTACT: ELLEN BATKIE (800) 262-6301

CHARTER ONE CLARIFIES 2004 GUIDANCE

CLEVELAND, Ohio, January 21, 2004 — Charter One Financial, Inc. (NYSE:CF), the holding company of Charter One Bank, N.A., today clarified its 2004 earnings guidance. As previously announced, the Company intends to prepay $2.25 billion in FHLB advances with a weighted average cost of 6.27% during the first quarter of 2004, and incur a projected prepayment penalty of $.45 to $.50 per share. Excluding this charge, Charter One anticipates that it will earn $2.90 to $3.00 per share in 2004 (as summarized in the table below):

	High	Low

Projected 2004 diluted earnings per share	$2.50	$2.45
Projected penalty on prepayment of certain FHLB advances	.50	.45

Projected 2004 diluted earnings per share excluding the effect of the prepayment penalty	$3.00	$2.90

Company profile — Charter One has $43 billion in total assets, making it one of the 25 largest bank holding companies in the country. The Bank has nearly 600 banking center locations in Ohio, Michigan, New York, Illinois, Massachusetts, Vermont, Indiana, Connecticut and Pennsylvania. The Company’s diverse product set includes: consumer banking, indirect auto finance, commercial leasing, business lending, commercial real estate lending, mortgage banking, and retail investment products. For additional information, including press releases, investor presentations, committee charters, and reports filed with the SEC, investors are directed to Charter One’s web site: www.charterone.com.

Forward-Looking Information This release contains certain estimates of future operating trends for Charter One Financial, Inc., as well as estimates of financial condition and earnings, operating efficiencies, revenue creation, lending origination, loan sale volumes, charge-offs and loan loss provisions. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) revenue growth is lower than expected; (2) competitive pressures among depository institutions increase significantly; (3) changes in the interest rate environment reduce interest margins; (4) deterioration in the credit quality of the Company’s loan portfolio requires higher loss provisions; (5) general economic conditions, either nationally or in the states in which the Company does business, are less favorable than expected; (6) legislation or regulatory changes adversely affect the businesses in which the Company is engaged; and (7) ongoing geopolitical conflicts add unexpected stress on the economy or customer base. Other factors that may affect these statements are identified in previous filings with the Securities and Exchange Commission.

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